UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 12, 2016

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street Suite 100 Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 12, 2016, Nelnet, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Credit Agreement dated as of October 30, 2015 (the “Amended and Restated Credit Agreement”) for the Company's $350 million unsecured line of credit with U.S. Bank National Association, as agent for the lenders, and the lender parties thereto. The Amended and Restated Credit Agreement was previously reported under Part II, Item 5 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 filed by the Company on November 5, 2015.

Under the terms of the Amendment, the maturity date of the Amended and Restated Credit Agreement was extended from October 30, 2020 to December 12, 2021. The Amendment also revised certain definitions related to the borrower’s line of business, permitted acquisitions, and qualified receivables transactions. In addition, the cap for other non-specified permitted investments increased from 20 percent to 25 percent of the Company’s consolidated net worth, with the cap excluding all existing investments at September 30, 2016. The facility size of $350 million and cost of funds did not change as part of the Amendment. As of September 30, 2016, no amounts were outstanding under the unsecured line of credit and $350 million was available for future use.
The description above is a summary of the Amendment and is qualified in its entirety by the complete text of the Amendment, a copy of which is filed with this report as Exhibit 10.1, and is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information related to the $350 million unsecured line of credit discussed under Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1
Amendment No. 1 dated as of December 12, 2016 to the Amended and Restated Credit Agreement dated as of October 30, 2015, by and among Nelnet, Inc., U.S. Bank National Association, as Administrative Agent, and various lender parties thereto.

10.2
Annex I to Guaranty dated as of December 12, 2016 to the Amended and Restated Guaranty dated as of October 30, 2015 by Allo Communications LLC, a subsidiary of Nelnet, Inc., in favor of U.S. Bank National Association, as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2016                    NELNET, INC.

By:    /s/ JAMES D. KRUGER
Name: James D. Kruger
Title: Chief Financial Officer